                                                                    EXHIBIT 99.1


Harrisburg, Pennsylvania (October 21, 2004) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $.31 per share, or $10.3 million, for the quarter ended September 30, 2004 as compared to $.30 per share, or $9.9 million, for the quarter ended September 30, 2003 and $.30 per share, or $10.0 million, for the linked quarter ended June 30, 2004.

         Waypoint also announced that the Board of Directors declared a regular quarterly cash dividend of $.14 per share to shareholders of record as of November 4, 2004. The dividend will be paid on November 15, 2004. Also, in anticipation of Waypoint's acquisition by Sovereign Bancorp ("Sovereign") expected to close in January 2005, Waypoint will suspend its Dividend Reinvestment Plan ("DRP") and accept no additional participants after the November dividend in order to facilitate an orderly cash/stock election and the planned transfer of responsibilities to Sovereign's stock transfer agent. Detailed information will be provided to DRP participants with their DRP statement.

         David E. Zuern, President and CEO, discussed Waypoint's business performance during the quarter ended September 30, 2004. He stated: "Waypoint continued to build franchise value during the quarter through growth in commercial and consumer loans, transaction deposits, and banking fee income. Waypoint also continued to maintain sound credit quality in our asset portfolios and prudently manage interest rate risk during a historically low rate environment."

         Zuern reported that Waypoint continued to show progress in changing the composition of the Bank's loan and deposit portfolios. Net loans increased $81.9 million during the quarter, with commercial and consumer loans up a combined $98.4 million or 4.5% from June 30, 2004. Waypoint's loan growth was funded primarily by deposits, which were up $74.4 million or 2.7% from June 30, 2004. Within the deposit portfolio, core deposits, which include savings, transaction and money market accounts, grew $33.8 million and time deposits increased $40.6 million.

         Zuern also praised Waypoint's commitment to maintaining credit quality. He reported that non-performing loans represented 0.59% of total loans as of September 30, 2004 as compared to 0.75% as of June 30, 2004 and 0.76% of total loans as of December 31, 2003. He noted that continued strong credit quality and improvements in the balance sheet mix helped Waypoint increase its net interest income after provision for loan losses to $26.4 million during the quarter ended September 30, 2004, up from $25.4 million for the quarter ended September 30, 2003 and up from $25.8 million for the linked quarter ended June 30, 2004.

         Zuern added that Waypoint's revenue from banking services and account fees totaled $5.4 million for the quarter ended September 30, 2004, up 25.6% from $4.3 million for the quarter ended September 30, 2003 and on par with $5.4 million for the linked quarter ended June 30, 2004. Zuern attributed the banking fee income growth to rising account volumes, improved service offerings, and pricing increases. Core fee income, which includes bank service and account fees, financial services fees, and mortgage banking income, totaled $8.7 million for the current quarter and the linked quarter ended June 30, 2004, though this level is down from $10.1 million recorded in the quarter ended September 30, 2003, which was enhanced by record-high mortgage banking revenue.





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


         Zuern credited Waypoint's continued loan, deposit and fee growth to the strength of the company's retail franchise. He also noted that Waypoint's newly opened office in the Frederick, Maryland market is exceeding all expectations and exemplifies the Bank's successful expansion into Maryland's Northern Tier.

         Zuern moved on to discuss expense control, noting that Waypoint reduced its total noninterest expenses to $22.6 million during the current quarter as compared to $23.1 million during the comparable prior quarter. The expense reductions were spread across several categories as the Bank continued to manage down costs in advance of the closing of Sovereign's acquisition of Waypoint.

         Zuern closed with comments regarding the pending acquisition of Waypoint by Sovereign. He stated, "As January 2005 moves closer, we are looking forward to joining our strong and growing franchise with Sovereign, a Pennsylvania-based company that combines the best features of a community bank with the resources of a large financial services provider. As part of the Sovereign family, we will offer an even broader array of products delivered with the same flexibility, responsiveness, and local decision making that our customers expect. Sovereign/Waypoint integration teams are working diligently to ensure a seamless transition for our customers."

         Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 66 branches. Waypoint Bank operates 58 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford, Frederick and Washington counties in Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 125,000 household and business customers.

         On March 9, 2004, Waypoint and Sovereign announced that they had reached a definitive agreement for Sovereign to acquire Waypoint. Under the terms of the agreement, shareholders of Waypoint will be entitled to receive $28.00 in cash, 1.262 shares of Sovereign common stock, or a combination thereof per Waypoint share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 70% of Waypoint shares will be exchanged for Sovereign common stock and 30% will be exchanged for cash. The acquisition is expected to close in January of 2005.

         The following page contains a summary of selected financial data for the most recent five fiscal quarters.


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


SELECTED RATIOS AND OTHER DATA (UNAUDITED)


                                                                As of or for the three months ended
                                      --------------------------------------------------------------------------------------
                                        September,           June,            March,           December,         September,
                                           2004              2004              2004              2003              2003
                                      --------------    --------------    --------------    --------------    --------------
Basic income per share                $         0.32    $         0.31    $         0.17    $         0.28    $         0.31
Diluted income per share              $         0.31    $         0.30    $         0.16    $         0.27    $         0.30
Return on average equity (ROE)                 10.12%             9.85%             5.13%             8.97%             9.83%
Return on average assets                        0.76%             0.74%             0.39%             0.67%             0.72%
Net interest margin (tax
   equivalent)                                  2.22%             2.22%             2.27%             2.24%             2.28%
Noninterest income divided by
   average assets                               0.69%             0.80%             1.03%             0.80%             0.83%
Noninterest expense divided by
   average assets                               1.66%             1.66%             2.33%             1.89%             1.67%
Efficiency ratio                               61.22%            59.59%            75.36%            67.12%            59.31%
Effective income tax rate                      21.69%            30.34%            36.70%            21.49%            28.59%
Diluted average equivalent shares         33,095,825        32,979,567        32,741,246        32,622,332        33,135,917
Book value per share                  $        12.65    $        11.86    $        12.53    $        12.10    $        12.29
Stockholders equity to total assets             7.90%             7.28%             7.78%             7.55%             7.62%



SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                           As of the periods ended
                                 -----------------------------------------------------------------------------
                                   September,         June,          March,         December,      September,
                                      2004            2004            2004            2003           2003
                                 -------------   -------------   -------------   -------------   -------------
Total assets                     $   5,351,987   $   5,442,856   $   5,371,728   $   5,329,902   $   5,429,818
Loans receivable, net                2,559,827       2,477,915       2,426,157       2,397,640       2,390,740
Loans held for sale, net                15,832          13,164          17,653          17,011          30,002
Marketable securities                2,459,825       2,612,849       2,606,875       2,587,752       2,667,038
Deposits                             2,874,356       2,799,987       2,705,787       2,720,915       2,630,393
Borrowings                           1,952,471       2,144,391       2,078,626       2,110,681       2,273,446
Stockholders' equity                   423,055         396,130         417,860         402,233         413,710


SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)

                                                   For the three month periods ended
                               -----------------------------------------------------------------------------
                                 September,         June,          March,        December,      September,
                                   2004             2004            2004           2003            2003
                               -------------   -------------   -------------   -------------   -------------
Interest income                $      61,798   $      58,636   $      59,010   $      59,735   $      60,877
Interest expense                      34,273          31,926          31,692          32,879          33,489
                               -------------   -------------   -------------   -------------   -------------
Net interest income                   27,525          26,710          27,318          26,856          27,388
Provision for loan losses              1,113             902           1,901           1,014           2,014
                               -------------   -------------   -------------   -------------   -------------
Net interest income after
   provision for loan losses          26,412          25,808          25,417          25,842          25,374
Noninterest income                     9,420          10,878          13,727          10,681          11,495
Noninterest expense                   22,616          22,399          30,931          25,193          23,063
                               -------------   -------------   -------------   -------------   -------------
Income before taxes                   13,216          14,287           8,213          11,330          13,806
Income tax expense                     2,867           4,335           3,014           2,435           3,946
                               -------------   -------------   -------------   -------------   -------------
Net income                     $      10,349   $       9,952   $       5,199   $       8,895   $       9,860
                               =============   =============   =============   =============   =============



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


DISCUSSION OF OPERATING RESULTS

         Net income totaled $.31 per share, or $10.3 million, for the quarter ended September 30, 2004 as compared to $.30 per share, or $9.9 million, for the quarter ended September 30, 2003. This also compares to $.30 per share, or $10.0 million, for the linked quarter ended June 30, 2004.

         Net interest income after provision for loan losses totaled $26.4 million during the quarter ended September 30, 2004, up from $25.4 million for the quarter ended September 30, 2003, and up from $25.8 million for the linked quarter ended June 30, 2004. The increase in net interest income after provision for loan losses came primarily from improvements in balance sheet mix and continued strong credit quality in the loan portfolio. These favorable trends were partially offset by the cumulative effects of record high prepayments during 2003 and early in 2004 on mortgage loans and mortgage-backed securities. In the current environment, yields on new loan and security assets acquired into portfolio are at lower rates relative to assets being replaced. These impacts resulted in the net interest margin ratio (tax-equivalent) remaining at 2.22% for the current quarter, on par with the linked quarter ended June 30, 2004, but below 2.28% for the quarter ended September 30, 2003. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

         Pursuant to management's evaluation of the adequacy of Waypoint's allowance for loan losses, the provision for loan losses totaled $1.1 million for the current quarter versus $2.0 million for the quarter ended September 30, 2003 and $.9 million for the linked quarter ended June 30, 2004. See the Discussion of Asset Quality that appears later in this section and Tables 5, 6, and 7 following the financial statements for additional information regarding credit quality.

         Noninterest income was $9.4 million for the current quarter, as compared to $11.5 million for the comparable prior quarter ended September 30, 2003, with notable changes between these periods as follows:

         o Banking services and account fees totaled $5.4 million for the current quarter, up $1.1 million primarily due to increased overdraft fees, service charges, and commercial fees. These trends reflect increased account and transaction volumes, pricing increases, and increased service offerings.

         o Financial services fees totaled $3.1 million, up $.3 million primarily due to increased benefits consulting fees.

         o Net residential mortgage banking revenue totaled $.2 million, down $2.8 million. Within this category, net gains on the sale of loans decreased $2.3 million and loan servicing activities including valuation adjustments resulted in a net revenue decrease of $.5 million. The loan sale results reflect both a sales volume decrease and a decrease in the average gain per dollar of loan principal sold. These experiences were consistent with trends currently being reported for the mortgage banking industry as a whole.

         o Gains on securities and derivatives decreased $1.9 million primarily due to a recognized loss of $1.7 million during the current quarter on the valuation of an interest rate cap that does not receive hedge accounting treatment. The valuation of this instrument resulted in a gain of $.4 million during the comparable prior quarter.

         o Other income resulted in a net gain of $.8 million during the current quarter versus a loss of $.6 million for the comparable prior quarter. This change resulted primarily from Waypoint's investment in certain low income housing tax credit ("LIHTC") partnerships, which contributed a net gain of $.5 million for the current period versus a net loss of $.5 million for the comparable prior period. During the current period, Waypoint recorded a $.7 million partial recovery of previous write-downs to the equity-method valuation of its largest LIHTC partnership pursuant to the successful renegotiation of its management services contract.


                                    - more -

         Noninterest expense was $22.6 million for the quarter ended September 30, 2004 versus $23.1 million for the quarter ended September 30, 2003 and $22.4 million for the linked quarter ended June 30, 2004. Notable changes in the quarter ended September 30, 2004 relative to the quarter ended September 30, 2003 included:

         o Salaries and benefits expense totaled $12.6 million, up $.1 million. Increases from expansion in the banking franchise and the effect of annual merit increases were substantially offset by attrition in non-essential operational positions in advance of the Sovereign integration of Waypoint.

         o Legal and integration expenses associated with the Sovereign acquisition totaled $.2 million, with no corresponding expenses in the comparable prior quarter.

         o Other expenses decreased $.6 million, which was spread over a number of other expense categories that are being managed downward in advance of the integration with Sovereign.

         Income tax expense for the current quarter totaled $2.9 million, resulting in an effective tax rate of 21.7% on income before taxes of $13.2 million. For the quarter ended September 30, 2003, income taxes were $3.9 million, resulting in an effective tax rate of 28.6% on income before taxes of $13.8 million. The decrease in the effective tax rate for the current quarter reflected a $.7 million tax benefit that resulted from changes in Waypoint's estimate of contingency reserves maintained to recognize uncertainty associated with various income tax positions. Income tax expense totaled $10.2 million for an effective rate of 28.6% for the nine month period ended September 30, 2004 as compared to $13.2 million for an effective rate of 28.9% for the nine month period ended September 30, 2003.

DISCUSSION OF FINANCIAL CONDITION

         Waypoint's total assets were $5.352 billion at September 30, 2004, down $90.9 million during the current quarter as marketable securities decreased $153.0 million. Partially offsetting this decrease was an increase of $81.9 million in net loans. Within the loan portfolio, commercial and consumer loans were up a combined $98.4 million or 4.5%. This increase included the purchase of $49.8 million of Pennsylvania- and Maryland-originated home equity loans. Partially offsetting these increases, residential mortgage loans decreased $18.0 million due to the combined effect of repayments on loans held in portfolio and the sale of substantially all conventional residential mortgage production. Waypoint's loan composition is presented in Table 1 which appears later in this report.

          Waypoint's deposit portfolio totaled $2.874 billion at September 30, 2004 up $74.4 million or 2.7% during the current quarter. Core deposits, which include savings, transaction and money market accounts, grew $33.8 million as Waypoint continued to target its sales and marketing efforts toward this profitable product set. Time deposits, which represent a higher cost funding source than core deposits, were up $40.6 million but the increase in balances was generated at rates that were lower than the cost of alternative wholesale funding. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

         Waypoint had $423.1 million in stockholders' equity or 7.90% of total assets at September 30, 2004, as compared to $396.1 million or 7.28% of total assets at June 30, 2004 and $402.2 million or 7.55% of total assets at December 31, 2003. Notable changes in stockholders' equity for the current quarter included increases of $10.3 million from net income, an increase of $20.1 million in the market value of available-for-sale securities (net of taxes) and $1.1 million from paid in capital and tax benefits associated with stock compensation plans. Offsetting these increases were dividends paid to shareholders totaling $4.5 million.




                                    - more -

DISCUSSION OF ASSET QUALITY

         Non-performing loans totaled $15.2 million or 0.59% of total loans as of September 30, 2004 as compared to $18.8 million or 0.75% of total loans as of June 30, 2004 and $18.2 million or 0.76% of total loans as of December 31, 2003. Waypoint's allowance for loan losses was $30.0 million or 1.16% of total loans as of September 30, 2004 as compared to $29.6 million or 1.18% of total loans as of June 30, 2004 and $28.4 million or 1.17% of total loans as of December 31, 2003. Net loan charge-offs as a percentage of average loans outstanding totaled 0.10% on an annualized basis for the quarter ended September 30, 2004 as compared to 0.10% for the quarter ended June 30, 2004 and 0.26% for the comparable prior quarter ended September 30, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.


   NOTE ON FORWARD-LOOKING STATEMENTS

         Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.

         Additionally, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the financial condition, results of operations and business of Waypoint Financial Corp. pending final consummation of the merger of Waypoint with and into Sovereign that are subject to various factors which could cause actual results to differ materially from such projections or estimates. Such factors include, but are not limited to, the following: (1) the respective business of Waypoint may not be combined successfully with Sovereign's businesses, or such combination may take longer to accomplish than expected; (2) expected cost savings from the merger cannot be fully realized or realized within the expected timeframes; (3) operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approval of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with government approval of the merger, (5) the stockholders of Waypoint may fail to approve the merger of Waypoint with and into Sovereign; (6) adverse governmental or regulatory policies may be enacted; (7) the interest rate environment may adversely impact the expected financial benefits of the merger, and compress margins and adversely affect net interest income; (8) the risks associated with continued diversification of assets and adverse changes to credit quality; (9) competitive pressures from other financial service companies in Waypoint's and Sovereign's markets may increase significantly; and (10) the risk of an economic slowdown that would adversely affect credit quality and loan originations. Other factors that may cause actual results to differ from forward-looking statements are described in Waypoint's filings with the Securities and Exchange Commission. Waypoint does not undertake or intend to update any forward-looking statements.



                                    - more -

Sovereign and Waypoint will be filing documents concerning the merger with the Securities and Exchange Commission, including a registration statement on Form S-4 containing a prospectus/proxy statement which will be distributed to shareholders of Waypoint. Investors are urged to read the registration statement and the proxy statement/prospectus regarding the proposed transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. Investors will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Sovereign and Waypoint, free of charge on the SEC's Internet site (http://www.sec.gov). In addition, documents filed by Sovereign with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Sovereign Bancorp, Inc., Investor Relations, 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Tel: 610-988-0300). In addition, documents filed by Waypoint with the SEC, including filings that will be incorporated by reference in the prospectus/proxy statement, can be obtained, without charge, by directing a request to Waypoint Financial Corp., 235 North Second Street, Harrisburg, Pennsylvania 17101, Attn: Richard C. Ruben, Executive Vice President and Corporate Secretary (Tel: 717-236-4041). Directors and executive officers of Waypoint may be deemed to be participants in the solicitation of proxies from the shareholders of Waypoint in connection with the merger. Information about the directors and executive officers of Waypoint and their ownership of Waypoint common stock is set forth in Waypoint's proxy statement for its 2004 annual meeting of shareholders, as filed with the SEC on April 20,2004. Additional information regarding the interests of those participants may be obtained by reading the prospectus/proxy statement regarding the proposed merger transaction when it becomes available. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.



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


                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition

                                                                                 September 30,     December 31,
                                                                                      2004             2003
                                                                                 -------------    -------------
                                                                                          (Unaudited)
                                                                                (All dollar amounts in thousands)
Assets
Cash and cash equivalents                                                        $      86,937    $     100,016
Marketable securities                                                                2,365,765        2,489,770
FHLB Stock                                                                              94,060           97,982
Loans receivable, net                                                                2,559,827        2,397,640
Loans held for sale, net                                                                15,832           17,011
Loan servicing rights                                                                    2,322            2,528
Investment in real estate and other joint ventures                                      21,833           20,773
Premises and equipment, net of accumulated
   depreciation of $42,762 and $45,261                                                  47,595           49,789
Accrued interest receivable                                                             24,296           23,597
Goodwill                                                                                18,332           17,881
Intangible assets                                                                        2,605            2,881
Deferred tax asset, net                                                                  7,752            9,059
Bank-owned life insurance                                                               95,616           92,522
Other assets                                                                             9,215            8,453
                                                                                 -------------    -------------
   Total assets                                                                  $   5,351,987    $   5,329,902
                                                                                 =============    =============

Liabilities and Shareholders Equity
Deposits                                                                         $   2,874,356    $   2,720,915
Other borrowings                                                                     1,952,471        2,110,681
Escrow                                                                                     819            2,568
Accrued interest payable                                                                 9,062           10,009
Postretirement benefit obligation                                                        2,272            2,248
Income taxes payable                                                                     2,153            2,586
Trust preferred debentures                                                              46,392           46,392
Other liabilities                                                                       41,407           32,270
                                                                                 -------------    -------------
   Total liabilities                                                                 4,928,932        4,927,669
                                                                                 -------------    -------------

Preferred stock, 10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares,
   43,042,917 shares issued and 33,455,945 outstanding
   at September 30, 2004, 43,031,041 shares issued
   and 33,247,630 shares outstanding at December 31, 2003                                  429              425
Paid in capital                                                                        357,449          353,530
Retained earnings                                                                      253,735          241,668
Accumulated other comprehensive income                                                  (4,351)          (8,502)
Employee stock ownership plan                                                          (13,391)         (13,423)
Recognition and retention plans                                                         (4,206)          (4,206)
Paid in capital from obligations under Rabbi Trust, 546,572 shares at
   September 30, 2004 and 495,826 shares at December 31, 2003                            9,326            8,457
Treasury stock shares held in Rabbi Trust at cost, 546,572 shares at
   September 30, 2004 and 563,162 shares at December 31, 2003                           (9,326)          (9,240)
Treasury stock, 9,586,972 shares at September 30, 2004
   and 9,716,075 shares at December 31, 2003                                          (166,610)        (166,476)
                                                                                 -------------    -------------
    Total stockholders' equity                                                         423,055          402,233
                                                                                 -------------    -------------
    Total liabilities and stockholders' equity                                   $   5,351,987    $   5,329,902
                                                                                 =============    =============


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

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                        Consolidated Statements of Income



                                                                      Three Months Ended               Nine Months Ended
                                                                         September 30,                   September 30,
                                                               ------------------------------    -----------------------------
                                                                    2004             2003            2004           2003
                                                               -------------    -------------    -------------   -------------
                                                                            (In thousands, except per share data)
                                                                                         (Unaudited)
Interest Income:
  Loans                                                        $      35,718    $      36,447    $     103,457   $     111,039
  Marketable securities and interest-earning cash                     26,080           24,430           75,987          80,197
                                                               -------------    -------------    -------------   -------------
       Total interest income                                          61,798           60,877          179,444         191,236
                                                               -------------    -------------    -------------   -------------

Interest Expense:
  Deposits and escrow                                                 13,571           13,272           37,817          41,221
  Borrowed funds                                                      20,702           20,217           60,074          61,739
                                                               -------------    -------------    -------------   -------------
       Total interest expense                                         34,273           33,489           97,891         102,960
                                                               -------------    -------------    -------------   -------------

       Net interest income                                            27,525           27,388           81,553          88,276
Provision for loan losses                                              1,113            2,014            3,916           6,499
                                                               -------------    -------------    -------------   -------------
       Net interest income after provision for loan losses            26,412           25,374           77,637          81,777
                                                               -------------    -------------    -------------   -------------

Noninterest Income:
  Banking service and account fees                                     5,393            4,307           15,191          11,620
  Financial services fees                                              3,145            2,795            7,841           7,188
  Residential mortgage banking                                           161            3,031            1,732           5,631
  Bank-owned life insurance                                            1,031            1,081            3,094           3,369
  Gain on securities and derivatives, net                             (1,061)             881            5,628           6,471
  Other                                                                  751             (600)             539          (2,528)
                                                               -------------    -------------    -------------   -------------
      Total noninterest income                                         9,420           11,495           34,025          31,751
                                                               -------------    -------------    -------------   -------------

Noninterest Expense:
  Salaries and benefits                                               12,561           12,515           38,015          35,751
  Equipment expense                                                    1,704            1,813            5,261           5,433
  Occupancy expense                                                    1,902            1,756            5,793           5,507
  Marketing                                                            1,365            1,374            3,674           3,680
  Amortization of intangible assets                                      190              207              579             518
  Outside services                                                     1,205            1,274            3,928           3,853
  Communications and supplies                                          1,207            1,230            3,822           3,852
  Borrowing prepayment                                                    --               --            4,704              --
  Acquisition                                                            176               --            3,335              --
  Other                                                                2,306            2,894            6,835           9,123
                                                               -------------    -------------    -------------   -------------
     Total noninterest expense                                        22,616           23,063           75,946          67,717
                                                               -------------    -------------    -------------   -------------

  Income before income taxes                                          13,216           13,806           35,716          45,811
  Income tax expense                                                   2,867            3,946           10,216          13,219
                                                               -------------    -------------    -------------   -------------
      Net Income                                               $      10,349    $       9,860    $      25,500   $      32,592
                                                               =============    =============    =============   =============

  Basic earnings per share                                     $        0.32    $        0.31    $        0.80   $        0.99
                                                               =============    =============    =============   =============
  Diluted earnings per share                                   $        0.31    $        0.30    $        0.77   $        0.96
                                                               =============    =============    =============   =============


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

TABLE 1 - LOANS RECEIVABLE, NET

                                                                                     September 30,     December 31,
                                                                                          2004              2003
                                                                                    ---------------    ---------------
Residential mortgage loans:
   One-to-four family                                                               $       283,286    $       347,679
   Construction                                                                              21,061             25,500
                                                                                    ---------------    ---------------
       Total residential mortgage loans                                                     304,347            373,179
                                                                                    ---------------    ---------------

Commercial loans:
   Commercial real estate                                                                   767,450            651,139
   Commercial business                                                                      361,128            343,129
   Construction and site development                                                        105,471            103,611
                                                                                    ---------------    ---------------
       Total commercial loans                                                             1,234,049          1,097,879
                                                                                    ---------------    ---------------

Consumer and other loans:
   Manufactured housing                                                                      84,715             93,323
   Home equity and second mortgage                                                          609,836            561,937
   Indirect automobile                                                                      215,001            174,416
   Other                                                                                    121,627            106,968
                                                                                    ---------------    ---------------
       Total consumer and other loans                                                     1,031,179            936,644

                                                                                    ---------------    ---------------
   Loans receivable, gross                                                                2,569,575          2,407,702
                                                                                    ---------------    ---------------

Plus:
   Dealer reserves                                                                           22,756             23,584
Less:
   Unearned (premiums) discounts                                                             (1,887)                 6
   Net deferred loan origination fees                                                         4,366              5,209
   Allowance for loan losses                                                                 30,025             28,431
                                                                                    ---------------    ---------------
Loans receivable, net                                                               $     2,559,827    $     2,397,640
                                                                                    ===============    ===============


TABLE 2 - DEPOSITS

                                                                                       September         December 31,
                                                                                         2004                2003
                                                                                    ---------------    ---------------
Savings                                                                             $       228,318    $       252,072
Time                                                                                      1,436,639          1,408,970
Transaction                                                                                 911,651            560,520
Money market                                                                                297,748            499,353
                                                                                    ---------------    ---------------
     Total deposits                                                                 $     2,874,356    $     2,720,915
                                                                                    ===============    ===============






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


TABLE 3A - AVERAGE BALANCE SHEET, QUARTER


                                                                       For the three months ended,
                                        ------------------------------------------------------------------------------------
                                                   September 30, 2004                          September 30, 2003
                                        -----------------------------------------    ---------------------------------------
                                          Average                        Average       Average                     Average
                                          Balance      Interest (2)    Yield/Cost      Balance     Interest (2)  Yield/Cost
                                        -----------    -----------    -----------    -----------   -----------   -----------
Assets:                                                               (Dollar amounts in thousands)
 Interest-earning assets:
  Loans, net (1)(5)                     $ 2,580,943    $    35,924           5.49%   $ 2,454,060   $    36,646          5.90%
  Marketable securities                   2,503,764         26,492           4.24      2,669,174        25,270          3.59
  Other interest-earning assets              41,261            104           1.25         81,321           174          0.90
                                        -----------    -----------    -----------    -----------   -----------   -----------
 Total interest-earning assets            5,125,968         62,520           4.84      5,204,555        62,090          4.90
                                                       -----------    -----------                  -----------   -----------
 Noninterest-earning assets                 316,603                                      306,916
                                        -----------                                  -----------
Total assets                            $ 5,442,571                                  $ 5,511,471
                                        ===========                                  ===========

Liabilities and stockholders' equity:
 Interest-bearing liabilities:
  Savings deposits                      $   234,364            140           0.24    $   256,108           267          0.41
  Time deposits                           1,422,781         10,012           2.79      1,403,613        11,007          3.11
  Transaction and money market            1,197,329          3,415           1.15        937,199         1,992          0.85
  Escrow                                      1,718              4           0.82          2,798             6          0.87
  Borrowed funds                          2,128,247         20,702           3.81      2,463,967        20,217          3.28
                                        -----------    -----------    -----------    -----------   -----------   -----------
 Total interest-bearing liabilities       4,984,439         34,273           2.71      5,063,685        33,489          2.60
                                                       -----------    -----------                  -----------   -----------
 Noninterest-bearing liabilities             49,008                                       46,552
                                        -----------                                  -----------
 Total liabilities                        5,033,447                                    5,110,237
 Stockholders' equity                       409,124                                      401,234
                                        -----------                                  -----------
Total liabilities and stockholders'
   Equity                               $ 5,442,571                                  $ 5,511,471
                                        ===========                                  ===========

Net interest income - tax-equivalent                        28,247                                      28,601
Interest rate spread (3)                                                     2.13%                                      2.30%
                                                                      ===========                                ===========
Net interest-earning assets             $   141,529                                  $   140,870
                                        ===========                                  ===========
Net interest margin (4)                                                      2.22%                                      2.28%
                                                                      ===========                                ===========
Ratio of interest-earning assets
 to interest-bearing liabilities               1.03x                                        1.03x
                                        ===========                                  ===========

Adjustment to reconcile
 tax-equivalent net interest income
 to net interest income                                       (722)                                     (1,213)
                                                       -----------                                 -----------
Net interest income                                    $    27,525                                 $    27,388
                                                       ===========                                 ===========



(1) Includes income recognized on deferred loan fees and costs of $171,000 for the three months ended September 30, 2004, and $620,000 for the three months ended September 30, 2003.

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)      Includes loans on nonaccrual status and loans held for sale.


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

TABLE 3B - AVERAGE BALANCE SHEET, YEAR TO DATE


                                                                              For the nine months ended,
                                             --------------------------------------------------------------------------------------
                                                         September 30, 2004                            September 30, 2003
                                             -------------------------------------------    ---------------------------------------
                                              Average                         Average         Average                     Average
                                              Balance        Interest (2)    Yield/Cost       Balance     Interest (2)   Yield/Cost
                                             -----------     -----------     -----------    -----------   -----------   -----------
Assets:                                                                   (Dollar amounts in thousands)
 Interest-earning assets:
  Loans, net (1)(5)                          $ 2,502,365     $   104,057            5.51%   $ 2,412,371   $   111,584          6.15%
  Marketable securities                        2,489,133          77,248            4.16      2,702,746        82,761          4.19
  Other interest-earning assets                   50,782             341            1.01         70,689           488          1.03
                                             -----------     -----------     -----------    -----------   -----------   -----------
 Total interest-earning assets                 5,042,280         181,646            4.79      5,185,806       194,833          5.07
                                                             -----------     -----------                  -----------   -----------
 Noninterest-earning assets                      345,109                                        249,873
                                             -----------                                    -----------
Total assets                                 $ 5,387,389                                    $ 5,435,679
                                             ===========                                    ===========

Liabilities and stockholders' equity:
 Interest-bearing liabilities:
  Savings deposits                           $   242,203             398            0.22    $   258,717           895          0.46
  Time deposits                                1,389,167          29,265            2.81      1,398,260        35,713          3.42
  Transaction and money market                 1,124,611           8,140            0.97        847,306         4,589          0.72
  Escrow                                           2,584              14            0.76          3,684            24          0.88
  Borrowed funds                               2,174,562          60,074            3.63      2,457,176        61,739          3.35
                                             -----------     -----------     -----------    -----------   -----------   -----------
 Total interest-bearing liabilities            4,933,127          97,891            2.62      4,965,143       102,960          2.75
                                                             -----------     -----------                  -----------   -----------
 Noninterest-bearing liabilities                  47,934                                         50,918
                                             -----------                                    -----------
 Total liabilities                             4,981,061                                      5,016,061
 Stockholders' equity                            406,328                                        419,618
                                             -----------                                    -----------
Total liabilities and stockholders'
   Equity                                    $ 5,387,389                                      5,435,679
                                             ===========                                    ===========

Net interest income - tax-equivalent                              83,755                                       91,873
Interest rate spread (3)                                                            2.17%                                      2.32%
                                                                             ===========                                ===========
Net interest-earning assets                  $   109,153                                    $   220,663
                                             ===========                                    ===========
Net interest margin (4)                                                             2.24%                                      2.40%
                                                                             ===========                                ===========
Ratio of interest-earning assets
 to interest-bearing liabilities                   1.02x                                          1.04x
                                             ===========                                    ===========

Adjustment to reconcile tax-equivalent
 net interest income to net interest income                       (2,202)                                      (3,597)
                                                             -----------                                  -----------

Net interest income                                          $    81,553                                  $    88,276
                                                             ===========                                  ===========


(1) Includes income recognized on deferred loan fees and costs of $497,000 for the nine months ended September 30, 2004, and $1,845,000 for the nine months ended September 30, 2003.

(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.

(5)      Includes loans on nonaccrual status and loans held for sale.



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


TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME


                                          Three Months Ended September 30, 2004          Nine Months Ended September 30, 2004
                                                     Compared to                                      Compared to
                                         Three Months Ended September 30, 2003          Nine Months Ended September 30, 2003
                                                 Increase (Decrease)                             Increase (Decrease)
                                     --------------------------------------------    --------------------------------------------
                                        Volume           Rate            Net           Volume           Rate             Net
                                     ------------    ------------    ------------    ------------    ------------    ------------
                                             (Dollar amounts in thousands)                   (Dollar amounts in thousands)
Interest-earning assets:
 Loans, net                        $      3,258    $     (3,981)   $       (723)   $      4,125    $    (11,652)   $     (7,527)
 Marketable securities                      486             737           1,223          (5,055)           (458)         (5,513)
 Other interest-earning assets              (38)            (32)            (70)           (138)             (9)           (147)
                                     ------------    ------------    ------------    ------------    ------------    ------------
 Total interest-earning assets             3,706          (3,276)            430          (1,068)        (12,119)        (13,187)
                                     ------------    ------------    ------------    ------------    ------------    ------------

Interest-bearing liabilities:
 Savings deposits                             (12)           (115)           (127)            (37)           (460)           (497)
 Time deposits                                329          (1,324)           (995)           (135)         (6,313)         (6,448)
 Transaction and money market
   deposits                                   642             781           1,423           2,553             998           3,551
 Escrow                                        (3)              1              (2)            (10)             --             (10)
 Borrowed funds                               428              57             485          (1,067)           (598)         (1,665)
                                     ------------    ------------    ------------    ------------    ------------    ------------
 Total interest-bearing liabilities         1,384            (600)            784           1,304          (6,373)         (5,069)
                                     ------------    ------------    ------------    ------------    ------------    ------------
Change in net interest income        $      2,322    $     (2,676)   $       (354)   $     (2,372)   $     (5,746)   $     (8,118)
                                     ============    ============    ============    ============    ============    ============


TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


                                                    For the Three Months Ended           For the Nine Months Ended
                                                  -------------------------------     -------------------------------
                                                  September 30,     September 30,     September 30,     September 30,
                                                      2004              2003              2004               2003
                                                  -------------     -------------     -------------     -------------
                                                                (All dollar amounts in thousands)
Balance at beginning of the period                $      29,553     $      28,818     $      28,431     $      27,506
Provision for loan losses                                 1,113             2,014             3,916             6,499
Charge-offs:
  Residential  mortgage loans                              (101)             (134)             (290)             (453)
  Commercial loans                                          (67)             (552)             (164)           (1,665)
  Consumer and other loans                                 (984)           (1,139)           (2,882)           (3,641)
                                                  -------------     -------------     -------------     -------------
    Total charge-offs                                    (1,152)           (1,825)           (3,336)           (5,759)
Recoveries:
  Residential  mortgage loans                                23                40                58               121
  Commercial loans                                          311                 9               430               301
  Consumer and other loans                                  177               235               526               623
                                                  -------------     -------------     -------------     -------------
     Total recoveries                                       511               284             1,014             1,045
                                                  -------------     -------------     -------------     -------------
Net charge-offs                                            (641)           (1,541)           (2,322)           (4,714)
                                                  -------------     -------------     -------------     -------------
Balance at end of period                          $      30,025     $      29,291     $      30,025     $      29,291
                                                  =============     =============     =============     =============
Annualized net charge-offs to average loans                0.10%             0.26%             0.19%             0.26%
Allowance for loan losses as a % of total loans            1.16%             1.21%             1.16%             1.21%





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


TABLE 6 - NON-PERFORMING ASSETS


                                                                   As of              As of
                                                            September 30, 2004   December 31, 2003
                                                            ------------------   -----------------
                                                                   (Amounts in thousands)
Non-accrual residential mortgage loans                         $           271    $           443
Non-accrual commercial loans                                             7,646              8,173
Non-accrual other loans                                                    414                 90
                                                               ---------------    ---------------
     Total non-accrual loans                                             8,331              8,706
Loans 90 days or more delinquent and still accruing                      6,903              9,498
                                                               ---------------    ---------------
     Total non-performing loans                                         15,234             18,204
     Total foreclosed other assets                                         558                313
     Total foreclosed real estate                                          136                472
                                                               ---------------    ---------------
Total non-performing assets                                    $        15,928    $        18,989
                                                               ===============    ===============

     Total non-performing loans to total loans                            0.59%              0.76%
     Allowance for loan losses to non-performing loans                  197.09%            156.18%
     Total non-performing assets to total assets                          0.30%              0.36%




TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES




                                   As of September 30, 2004          As of December 31, 2003
                                 -----------------------------    -----------------------------
                                             (All dollar amounts are in thousands)
                                                  % of Total                       % of Total
                                    Amount         Reserves           Amount         Reserves
                                 -------------   -------------    -------------   -------------
Residential mortgage loans       $         708            2.36%   $       1,099            3.86%
Commercial loans                        24,149           80.43%          20,455           71.95%
Consumer and other loans                 5,168           17.21%           6,877           24.19%
                                 -------------   -------------     -------------    -----------
     Total                       $      30,025          100.00%   $      28,431          100.00%
                                 =============   =============    =============   =============



                                     - end -